UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 3, 2009

Tessera Technologies, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-50460	16-1620029
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3025 Orchard Parkway

San Jose, California 95134

(Address of Principal Executive Offices)

(408) 321-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Consulting Agreements

Effective April 3, 2009, Dr. Bruce M. McWilliams resigned as the Chief Strategy Officer of Tessera Technologies, Inc. (the “Company”). Dr. McWilliams will remain on the Board of Directors of the Company and as the Chairman of the Board of Directors. In connection with his resignation, Dr. McWilliams and the Company entered into a consulting agreement. Pursuant to the consulting agreement, Dr. McWilliams agreed to provide strategic advice to the Company in exchange for consulting fees of $120,000 per year. The agreement has a one year term and may be renewed by mutual consent. A copy of the consulting agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Effective April 3, 2009, Scot A. Griffin resigned as the Executive Vice President, Micro-Electronics Technologies of the Company. In connection with his resignation, Mr. Griffin and the Company entered into an Employment Transition and Consulting Agreement whereby he will continue to provide consulting services to the Company for a period of three months through July 3, 2009. Pursuant to the agreement, as a result of his resignation and after his consulting service period, Mr. Griffin will receive a cash lump sum severance payment of $247,500 and continued health insurance premiums for up to 9 months or until he accepts employment with another employer providing comparable benefits. Upon the termination of the consulting period, the vesting and exercisability of each of Mr. Griffin’s outstanding stock awards (other than those stock awards that vest based on the achievement of performance objectives) will be accelerated in an amount equal to the awards that would vest over the nine month period following the termination of the consulting period had Mr. Griffin remained continuously employed by the Company during such period. A copy of the Employment Transition and Consulting Agreement is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated by reference herein.

A copy of the registrant’s Press Release announcing the above management changes is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Change in Control and Severance Agreements

On April 3, 2009, the Company entered into severance agreements with each of its executive officers. The severance agreements provide that, in the event an executive officer’s employment is terminated by the Company without cause or the executive resigns for good reason, the executive will be entitled to receive the following payments:

•	his fully earned but unpaid base salary and his earned but unpaid vacation through the date of termination;

•	a lump sum cash payment equal to 75% of the executive’s base salary (200% of base salary for the Chief Executive Officer);

•	continuation of health benefits for a period of 9 months following the date of termination (12 months for the Chief Executive Officer); and

•

9 months’ vesting credit for any outstanding stock awards (other than stock awards that vest based on the achievement of performance objectives) (12 months’ vesting credit for the Chief Executive Officer).

The severance benefits described above will be paid upon the executive’s execution of a general release of claims in favor of the Company. A copy of the form of Severance Agreement is filed as Exhibit 10.3 to this Form 8-K and is incorporated by reference herein.

On April 3, 2009, the Company entered into amended and restated change in control severance agreements with each of its executive officers. Each of the change in control severance agreements has a three year term, which term may be renewed by the mutual agreement of the executive and the Company. The change in control severance agreements provide that, in the event an executive’s employment is terminated by the Company without cause or the executive resigns for good reason within 18 months following a change in control, the executive will be entitled to receive the following payments:

•	his fully earned but unpaid base salary and his earned but unpaid vacation through the date of termination;

•

a lump sum cash payment equal to a specified percentage of the executive’s base salary (300% of base salary for the Chief Executive Officer, 160% of base salary for each executive officer with an executive vice president title and 150% of base salary for each executive officer with a senior vice president title);

•	continuation of health benefits for a period of 12 months following the date of termination (24 months for the Chief Executive Officer); and

•	full vesting of any outstanding unvested stock awards.

The severance benefits payable under the change in control severance agreements will be reduced by any severance benefits payable by the Company to the executive under any other policy, plan, program, agreement or arrangement as a result of his termination by Company without cause or resignation for good reason, including any severance agreement. The severance benefits described above will be paid upon the executive’s execution of a general release of claims in favor of the Company. A copy of the form of Amended and Restated Change in Control Severance Agreement is filed as Exhibit 10.4 to this Form 8-K and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Consulting Agreement, dated April 3, 2009, between Bruce M. McWilliams and Tessera.

10.2	Employment Transition and Consulting Agreement, dated April 3, 2009, between Scot A. Griffin and Tessera.

10.3	Form of Severance Agreement with Tessera’s executive officers.

10.4	Form of Amended and Restated Change in Control Severance Agreement with Tessera’s executive officers.

99.1	Press release dated April 3, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 3, 2009

TESSERA TECHNOLOGIES, INC.

By:	/s/ Henry R. Nothhaft
Name:	Henry R. Nothhaft
Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Consulting Agreement, dated April 3, 2009, between Bruce M. McWilliams and Tessera.

10.2	Employment Transition and Consulting Agreement, dated April 3, 2009, between Scot A. Griffin and Tessera.

10.3	Form of Severance Agreement with Tessera’s executive officers.

10.4	Form of Amended and Restated Change in Control Severance Agreement with Tessera’s executive officers.

99.1	Press release dated April 3, 2009.